Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:

Kyle Bland Navigant Investor Relations 312.573.5624 kyle.bland@navigant.com	Belia Ortega Navigant Corporate Communications 312.583.2640 belia.ortega@navigant.com

NAVIGANT BOARD OF DIRECTORS INTIATIES QUARTERLY DIVIDEND

CHICAGO – August 27, 2018 – Navigant (NYSE: NCI) announced today that its Board of Directors declared a quarterly cash dividend of $0.05 per share of common stock. This dividend will be payable on September 14, 2018 to shareholders of record on September 7, 2018. This is the first dividend in the Company’s history.

“The Board’s decision to initiate a quarterly dividend represents a significant milestone in our history and reflects our belief that Navigant is well positioned to deliver long-term growth,” stated Julie Howard, chairman and CEO of Navigant. “We are confident in our ability to execute our strategy and support our growth aspirations while also returning capital to shareholders through the combination of share repurchases and quarterly dividends.”

While the company intends to pay regular quarterly cash dividends, future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Navigant and its shareholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.

About Navigant

Navigant Consulting, Inc. (NYSE: NCI) is a specialized, global professional services firm that helps clients take control of their future. Navigant’s professionals apply deep industry knowledge, substantive technical expertise, and an enterprising approach to help clients build, manage, and/or protect their business interests. With a focus on markets and clients facing transformational change and significant regulatory or legal pressures, the firm primarily serves clients in the healthcare, energy, and financial services industries. Across a range of advisory, consulting, outsourcing, and technology/analytics services, Navigant’s practitioners bring sharp insight that pinpoints opportunities and delivers powerful results. More information about Navigant can be found at navigant.com.

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